Exhibit 99.1

CalciMedica Reports 2024 Financial Results and Provides Clinical & Corporate Updates

Enrollment ongoing in Phase 2 KOURAGE trial of Auxora™ in acute kidney injury (AKI) and respiratory failure; data expected around the end of 2025

Post-hoc analysis of subset of patients with AKI in the Phase 2 CARDEA trial of Auxora in severe COVID-19 pneumonia showed a 62.7% relative reduction in mortality at day 30, which persisted through day 60, for patients treated with Auxora versus placebo

Cash position expected to fund operations into mid-2026

LA JOLLA, CA, Mar. 27, 2025 – CalciMedica Inc. (“CalciMedica” or the “Company”) (Nasdaq: CALC), a clinical-stage biopharmaceutical company focused on developing novel calcium release-activated calcium (CRAC) channel inhibition therapies for acute and chronic inflammatory and immunologic illnesses, today reported financial results for the year ended December 31, 2024 and provided clinical and corporate updates.

“Enrollment in our Phase 2 KOURAGE trial is on track to deliver data around the end of 2025,” said Rachel Leheny, Ph.D., Chief Executive Officer of CalciMedica. “Looking ahead to the KOURAGE readout, we are further encouraged by the promising readthrough from the data recently presented at the 30th International AKI & CRRT Conference, which show a 62.7% relative reduction in mortality in CARDEA patients with both kidney failure and respiratory failure, mirroring KOURAGE’s patient population. With the proceeds from our recent credit facility with Avenue Capital, we have ample runway to get through our KOURAGE data readout based on our current enrollment projections and engage with the FDA on the design of a Phase 3 program in acute pancreatitis with SIRS in the next few months.”

Recent Clinical & Corporate Highlights:

Clinical Updates & Anticipated Milestones

Acute Kidney Injury (AKI) Program Update

•
Enrollment ongoing in Phase 2 KOURAGE trial: Enrollment is ongoing in KOURAGE, the Company’s randomized, double-blind, placebo-controlled Phase 2 trial of Auxora™ in patients with severe AKI with associated acute hypoxemic respiratory failure (AHRF). CalciMedica expects to enroll 150 patients with stage 2 and stage 3 AKI who have AHRF and are receiving oxygen either by non-invasive mechanical ventilation, high-flow nasal cannula, or invasive mechanical ventilation. Data are expected around the end of 2025.
•
Post-hoc analysis of patients with AKI from the Phase 2 CARDEA trial in severe COVID-19 pneumonia: In March 2025, Sudarshan Hebbar, M.D., Chief Medical Officer of CalciMedica,

delivered a plenary presentation at the 30th International Acute Kidney Injury and Continuous Renal Replacement Therapy (AKI & CRRT) Conference. The presentation outlined the multi-faceted role of CRAC channels in AKI pathophysiology as well as new data based on a post-hoc analysis from the previously completed CARDEA trial, which included 38 patients who were enrolled with AKI in addition to respiratory failure. Within this subset:
o
Patients treated with Auxora showed a 62.7% relative reduction and 29.3% absolute reduction versus placebo in mortality at day 30 which persisted through day 60.
o
7 out of 15 (46.7%) patients on placebo died by day 30 and day 60 as compared to 4 out of 23 (17.4%) patients on Auxora.

Acute Pancreatitis (AP) Program Update

•
End-of-Phase 2 meeting with the U.S. Food and Drug Administration (FDA) planned: CalciMedica plans to hold an end-of-Phase 2 meeting with the FDA around the middle of 2025 and expects to be in a position to initiate a Phase 3 program in AP and accompanying systemic inflammatory response syndrome (SIRS) around the end of 2025 pending additional funding.
•
Plenary presentation delivered by a collaborator at the American Pancreatic Association (APA) 2024 Annual Meeting: CalciMedica collaborator Prof. Robert Sutton, University of Liverpool and Liverpool University Hospitals NHS Foundation Trust, delivered a plenary presentation titled “Auxora Decreases the Development of Severe Organ Failure in Patients with Acute Pancreatitis and SIRS” at the APA 2024 Annual Meeting.

Asparaginase-induced Pancreatic Toxicity (AIPT) Program Update

•
Enrollment ongoing in Phase 2 portion of CRSPA trial: Enrollment is ongoing in the Phase 2 portion of the Company's CRSPA study in AIPT, with over 50% of the study enrolled. CalciMedica expects to provide an update on this study in the second half of 2025.

Corporate Updates

•
Leadership team strengthened with CFO appointment: In November 2024, CalciMedica announced the appointment of Stephen Bardin as Chief Financial Officer and the previously planned departure of Daniel Geffken, Interim Chief Financial Officer. Mr. Bardin has extensive experience in capital raising, corporate development, and strategic finance, and most recently served as Chief Financial Officer of atai Life Sciences. Prior to atai, he was Senior Vice President of Finance and Operations at BridgeBio.

•
Key addition to Board of Directors: In January 2025, the Company announced the appointment of Alan Glicklich, M.D., to the Company's Board of Directors. Dr. Glicklich has more than 20 years of experience in the biotechnology industry and currently serves as Chief Medical Officer of Nuvig Therapeutics. Previously, he was Chief Medical Officer of Chinook Therapeutics.

Other Business Highlights:

•
On March 5, 2025, CalciMedica announced a credit facility with Avenue Venture Opportunities Fund II, L.P., a fund of Avenue Capital Group, providing up to $32.5 million. The credit agreement, which has a term of 3.5 years, includes an initial tranche of $10 million fully funded at close and additional tranches of up to $22.5 million available to the Company subject to certain milestones.

2024 Financial Results:

•
Cash Position: Cash, cash equivalents, and short-term investments were $18.7 million as of December 31, 2024, which, combined with the net proceeds of $9.7 million from the Company’s recent debt financing announced in March 2025, the Company expects to be sufficient to fund its current operating plan into mid-2026.

•
R&D Expenses: Research and development expenses were $14.5 million for the year ended December 31, 2024, compared to $15.9 million for the year ended December 31, 2023. The decrease of $1.4 million was primarily related to a decrease in personnel expense of $3.3 million, driven by one-time charges as a result of the merger with Graybug Vision (“Merger”) for the year ended December 31, 2023. This was partially offset by an increase of $1.3 million in chemistry, manufacturing, and control activities related to the Company’s Phase 2 clinical trials of Auxora, costs related to preclinical studies of $0.3 million, and consultants and other costs of $0.3 million.

•
G&A Expenses: General and administrative expenses were $9.7 million for the year ended December 31, 2024, compared to $22.2 million for the year ended December 31, 2023. The decrease of $12.5 million was primarily related to a decrease in personnel expense of $13.0 million, driven by one-time charges as a result of the Merger for the year ended December 31, 2023. Additionally, professional services decreased $0.2 million due to increased costs related to the Merger for the year ended December 31, 2023. These costs were partially offset by an increase of $0.7 million in consultants and other costs.

•
Other Income: Other income for the year ended December 31, 2024, was $10.5 million, compared to $3.7 million for the year ended December 31, 2023. The increase of $6.8 million was due to the fair value adjustments to CalciMedica’s warrant liability of $9.5 million as a result of the 2024 Private Placement, compared to fair value adjustments to its warrant liability and convertible promissory notes for the year ended December 31, 2023, and due to an increase of $0.4 million of interest income on the Company’s cash equivalents and short-term investments for the year ended December 31, 2024, as compared to the year ended December 31, 2023.

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Net Loss: Net loss was $13.7 million for the year ended December 31, 2024, compared to a net loss of $34.4 million for the year ended December 31, 2023.

About CalciMedica

CalciMedica is a clinical-stage biopharmaceutical company focused on developing novel CRAC channel inhibition therapies for inflammatory and immunologic diseases. CalciMedica's proprietary technology targets the inhibition of CRAC channels to modulate the immune response and protect against tissue cell injury, with the potential to provide therapeutic benefits in life-threatening inflammatory and immunologic diseases for which there are currently no approved therapies. CalciMedica's lead product candidate Auxora™ has demonstrated positive and consistent clinical results in multiple completed efficacy clinical trials. CalciMedica has announced data for a Phase 2b trial (called CARPO – NCT04681066) in patients with acute pancreatitis (AP) and accompanying systemic inflammatory response syndrome (SIRS). The Company has also completed a Phase 2 trial (called CARDEA – NCT04345614) in patients with COVID pneumonia. The Company is currently conducting a Phase 2 trial (called KOURAGE – NCT06374797) in patients with acute kidney injury (AKI) with associated acute hypoxemic respiratory failure (AHRF) with data expected around the end of 2025 and continuing to support the ongoing investigator-initiated Phase 1/2 trial (called CRSPA – NCT04195347) in pediatric patients with asparaginase-induced pancreatic toxicity (AIPT) with an update expected in 2025. CalciMedica was founded by scientists from Torrey Pines Therapeutics and the Harvard CBR Institute for Biomedical Research, and is headquartered in La Jolla, CA. For more information, please visit www.calcimedica.com.

Forward-Looking Statements

This communication contains forward-looking statements which include, but are not limited to, CalciMedica's expected cash runway; CalciMedica’s planned and ongoing clinical trials and the timing, design, expected patient enrollment thereof and the expected timing for the release of data from those trials, including its Phase 2 KOURAGE trial of Auxora in AKI with associated AHRF; its ongoing Phase 1/2 CRSPA trial of Auxora in pediatric patients with AIPT; plans for an end-of-Phase 2 meeting with the FDA for CARPO and to be in a position to initiate a pivotal trial in AP around the end of 2025; the potential benefits of Auxora for the treatment of AP, AKI and AIPT; the potential of CalciMedica's proprietary technology to provide therapeutic benefits in life-threatening inflammatory and immunologic diseases; and the potential of additional proceeds from the credit facility with Avenue Capital Group if certain milestones are achieved. These forward-looking statements are subject to the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. CalciMedica's expectations and beliefs regarding these matters may not materialize. Actual outcomes and results may differ materially from those contemplated by these forward-looking statements as a result of uncertainties, risks, and changes in circumstances, including but not limited to risks and uncertainties related to: the impact of fluctuations in global financial markets on CalciMedica's business and the actions it may take in response thereto; CalciMedica's ability to execute its plans and strategies; the ability to obtain and maintain regulatory approval for Auxora; results from clinical trials or preclinical studies may not be indicative of results that may be observed in the future; potential safety and other complications from Auxora; the scope, progress and expansion of developing and commercializing Auxora; the size and growth of the market therefor and the rate and degree of market acceptance thereof; economic, business, competitive, and/or regulatory factors affecting the business of CalciMedica generally; CalciMedica's ability to protect its intellectual property position; the impact of government laws and regulations; and CalciMedica’s financial position and need for additional capital. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included under the caption "Risk Factors" in CalciMedica's Annual Report on Form 10-K for the year ended December 31, 2024, being filed with the Securities and Exchange Commission (SEC) later today, and elsewhere in

CalciMedica's subsequent reports on Form 10-K, Form 10-Q or Form 8-K filed with the SEC from time to time and available at www.sec.gov. These documents can be accessed on CalciMedica's web page at ir.calcimedica.com/financials-filings/sec-filings. The forward-looking statements contained herein are made as of the date hereof, and CalciMedica undertakes no obligation to update them after this date, except as required by law.

Contact Information

Argot Partners

Sarah Sutton/Kevin Murphy

calcimedica@argotpartners.com

(212) 600-1902

CALCIMEDICA, INC.

Consolidated Balance Sheets

(in thousands, except par value and share amounts)

	December 31, 2024	December 31, 2023

Assets
Current assets
Cash and cash equivalents	$7,935	$5,530
Short-term investments	10,734	5,708
Prepaid clinical trial expenses	748	71
Other prepaid expenses and current assets	248	296
Total current assets	19,665	11,605
Property and equipment, net	119	167
Other assets	10	413
Total assets	$19,794	$12,185
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$1,998	$1,419
Accrued clinical trial costs	820	1,141
Accrued expenses	866	1,468
Total current liabilities	3,684	4,028
Long-term liabilities
Warrant liability	1,700	—
Total liabilities	5,384	4,028
Commitments and contingencies (Note 9)
Stockholders’ equity
Preferred stock, $0.0001 par value; 10,000,000 shares authorized at December 31, 2024 and December 31, 2023, respectively; no shares issued and outstanding at December 31, 2024 and December 31, 2023, respectively	—	—
Common stock, $0.0001 par value; 500,000,000 shares authorized at December 31, 2024 and December 31, 2023; 13,481,917 and 5,754,505 issued and outstanding at December 31, 2024 and December 31, 2023, respectively	4	1
Additional paid-in capital	174,166	154,218
Accumulated deficit	(159,764)	(146,064)
Accumulated other comprehensive income	4	2
Total stockholders’ equity	14,410	8,157
Total liabilities and stockholders’ equity	$19,794	$12,185

CALCIMEDICA, INC.

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	Year Ended December 31,
	2024	2023
Operating expenses:
Research and development	$14,478	$15,859
General and administrative	9,726	22,216
Total operating expenses	24,204	38,075
Loss from operations	(24,204)	(38,075)
Other income
Change in fair value of financial instruments	9,490	3,168
Other income	1,014	550
Total other income	10,504	3,718
Net loss	$(13,700)	$(34,357)
Net loss per share - basic and diluted	$(1.22)	$(7.66)
Weighted-average number of shares outstanding used in computing net loss per share—basic and diluted	11,245,915	4,486,258